Exhibit 10.11

The Bank must explain major terms of this agreement, and deliver copies of the general terms and conditions of the bank credit facility (Eun Hang Yeo Shin Yak Kwan), together with this agreement to the (joint and several) guarantor.

Keun Guarantee

•	We note that joint and several guarantee is a legal act series legal consequences which may cause material loss, damage to one’s assets, and as such, please make your decision carefully after thoroughly review the contents of this Deed and the “Things to know for the guarantor” attached to the customer application form and

•	personally fill in the ☐ portion ( personal information section, Article 1 and the end of this Agreement).

TO: Hana Bank	July 30, 2004

Joint and Several Guarantor: Seo Kyu Lee

Address:

The undersigned joint and several guarantor (the “Guarantor”) hereby agrees that the Guarantor shall be jointly and severally liable for any and all current and future obligations of the debtor pursuant to Article 1 herebelow and hereby approves and agrees that with respect to the performance of the guaranteed obligations as a guarantor, the terms and conditions of the general terms and conditions of bank credit facility (the “General Terms”) and the loan agreement separately submitted by the debtor to the bank shall apply the Guarantor.

Article 1. Guaranteed Obligations, etc.

1.1	The Guarantor shall undertake to perform as follows:

a.	Debtor

Name: Pixelplus Co., Ltd.

Address: Suwon Center, Kyunggi Venture Bldg, 1017, Ingae-dong, Paldal-gu, Suwon-si

b.	Scope of Guaranteed Obligations

The bank explained to the Guarantor that he may choose one of the three types of guarantees with varying degree of guaranteed obligations, and the Guarantor chose comprehensive keun-guarantee (Po Kwal Keun Bo Jeoung) covering any and all current and future debt obligations (including interest, default interest, and other ancillary obligations) of the debtor with respect to all transactions with the bank.

Specific (Teuk Jeong) Keun Guarantee

Any and all current and future obligations of the Debtor with respect to the Bank under the following agreements

Agreement dated ☐	Agreement dated ☐

Agreement dated ☐	Agreement dated ☐

Limited (Han Jeong) Keun Guarantee

Any and all current and future obligations of the Debtor with respect to the Bank for the following types of transactions

☐ type transactions	☐ type transactions

Comprehensive (Po Kwal) Keun Guarantee

Any and all current and future obligations of the Debtor with respect to the Bank (headquarters and/or branch offices) as follows:

a.	Any and all obligations with respect to loan under notes, overdraft, note discount, repayment guarantee, receivables, acquisition of corporate bonds, lease of securities, foreign currency transactions and other credit facilities transactions

b.	Guarantee obligations with respect to transactions described above between the Bank and a third party

c.	Obligations under the notes and/or checks acquired with respect to transactions described above between the Bank and a third party

c.	Maximum Keun Guarantee Amount

[USD 520,000]

d.	Settlement on Keun Guarantee

The Bank explained to the Debtor that the Debtor may choose one of the following three methods as its settlement terms, and the Debtor chose the settlement date determined under the “future fixed type” as its settlement terms.

Future Fixed Type

Not to be determined.

The Debtor may fix its keun guarantee settlement date three years after the execution of this Agreement, which shall be 14 days after the notice thereof. If the 14 day period is not secured, the settlement date shall be fixed to the date on which 14 days will have been lapsed from the date of notice.

Automatic Fix Type

Not to be determined.

The Debtor may fix its keun guarantee settlement date three years after the execution of this Agreement, which shall be 14 days after the notice thereof. If the 14 day period is not secured, the settlement date shall be fixed to the date on which 14 days will have been lapsed from the date of notice. Provided, however, that if the Debtor has not fixed the settlement date by the 5th anniversary of the execution date of this agreement, the 5th anniversary date shall be the settlement date.

Fixed Type

[year/month/date]

1.2	The obligations covered by the guarantee provided by any of the following financial institutions shall be excluded from the guaranteed obligations in Paragraph 1(b) above:

a.	Banks established pursuant to the Bank Act and other special legislations;

b.	Credit guarantee fund established pursuant to the Credit Guarantee Fund Act;

c.	Technology credit guarantee funds established pursuant to the Financial Assistance to New Technology Businesses Act;

d.	Residential house financing credit guarantee funds established pursuant to the Act on the Assistance to Residential Stability and Lump Sum-Raising Savings of Workers;

e.	Guarantee insurance companies established pursuant to the Insurance Business Act;

f.	Other institutions issuing guarantees pursuant to relevant agreement with the Bank.

Article 2. (Restriction on Set-Off)

The Guarantor shall not, unless otherwise required pursuant to Article 7 of the General Terms (Acceleration) (for corporate loan, occurrence of redemption triggering events under Article 9 of the General Terms shall be included), raise any claims for set-off of the Debtor’s obligations with any claims the Debtor may have against the Bank, such as deposits in the Debtor’s account(s) at the Bank.

Article 3. (Relations with Other Collaterals and Guarantees)

3.1	In the event that the guarantor separately provide a collateral or a guarantee for the same guaranteed obligations of the Debtor to the Bank, such collateral or guarantee shall not be altered or changed due to this Agreement and shall be cumulatively applied unless otherwise separately agreed between the parties.

3.2	If certain collateral has been provided to secure the same debt obligations of the Debtor and at the same time, the guarantor provides the guarantee hereunder for the same secured amount as such collateral upon request of the bank to countermeasure any potential decrease in value of the collateral, notwithstanding Paragraph 1 above, the guaranteed obligations shall be reduced corresponding to the extent the relevant obligations has been performed in a part or in full.

Article 4. (Change, Cancellation, and/or Termination of the Collateral)

The bank may, out of business necessity, change, cancel, or terminate any other collateral and/or guarantee if agreed by the Guarantor or if such change, cancellation or termination would not have material adverse effect the Guarantor’s right to recourse against the debtor such as replacement with other collateral or guarantor with the same value and qualifications, respectively, or cancellation and/or termination of the collateral or guarantee upon partial performance of the guaranteed obligations.

Article 5. (Special Terms and Conditions)

Guarantor: (Seal)

Please fill in the blanks below in handwriting after you read the following:

(Examples: 1. Received; 2, 3 Informed)

1. Have you received the copies of the General Terms and this Agreement?	Received.

2. Have you been explained with the major terms of the General Terms and this Agreement?	Informed.

3. Have you been explained the liabilities of the debtor, joint and several liabilities, and credit ratings of the debtor?	Informed.

Staff Title:	Name: (Seal)

Consent on Use of Personal Credit Information

The Information provided by the Guarantor to the Bank is the ones that require consent of the Guarantor if such information is to be disclosed to a third party pursuant to Article 23 of the Use and Protection of Credit Information Act. As such, the Guarantor hereby agrees that the Bank may disclose such information of the Guarantor to evaluate the credit rating of the Debtor

Information to be disclosed and used

Personal Identification Information (Name, Resident ID No. Occupation, etc.)

Personal Loan Status (Inclusive of any loan prior to or after this transaction from the Bank, For revolving credits, the maximum amount thereof)

Establishment and/or Cancellation of Personal Checking Account

Issuance and/or Cancellation of Credit Card

Joint and Several Guarantee Provisions (Any such guarantees prior to or after this transaction with the Bank)

Note) Information regarding personal loan status and guarantee provisions can be disclosed only to financial institutions by the credit information providers.

Year ….Month        Day

Name Seo Kyu Lee (Seal/Signature)

By:	/s/ Seo Kyu Lee
Name:	Seo Kyu Lee